Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

John M. Greeley, CFO	Joanna Green
Tarantella, Inc.	Griffin Public Relations
831-427-7460	212-481-3456
jgreeley@tarantella.com	jgreen@griffinpr.com

TARANTELLA, INC. Announces Sweeping Changes To The Company

Additions to Executive Management Team and New Equity Infusion of $16.35 Million

Santa Cruz, CA (February 23, 2004) – Tarantella, Inc. (OTC: TTLA.PK), a leading supplier of secure application access software, today announced significant changes to the Company, including the addition of key members to its management team and additional funding.

Since its January announcement of John M. Greeley’s appointment as CFO, Tarantella has added four sales and marketing executives to the Company’s senior management team. Joining Tarantella effective January 2004 are Steve Bannerman, Vice President, Corporate Marketing, Joseph Makoid, Vice President OEM Sales, Gregory T. Quinn, Vice President North American Operations & Strategic Alliances and E. Joseph Vitetta Jr., Vice President Corporate Development & Corporate Secretary. These executives join Chris Scheybeler, Chief Technical Officer, and Edmundo Costa, Vice President International Sales and Strategic Accounts, to complete Tarantella’s senior management team.

In addition, Tarantella today completed a new round of private equity financing that resulted in gross proceeds to the Company of $16.35 million. This new equity infusion significantly strengthens Tarantella’s balance sheet, lifting customer confidence in the Company’s future.

“These changes come as a result of extensive feedback from our customers and partners,” said Frank Wilde, Tarantella’s CEO. “Each new member of our management team comes with a wealth of experience and a demonstrated record of achievement in their respective discipline. Our new round of financing reflects the investment community’s confidence in this team as well as our vision. We believe Tarantella is extremely well positioned as we drive toward profitability.”

Details of the Financing

In the private placement, investors purchased 11,678,580 shares of Tarantella common stock at a price of $1.40 per share, resulting in gross proceeds of $16,350,000. The investors also acquired warrants to purchase up to an additional 2,335,714 shares at an exercise price of $1.70 per share. The warrants are exercisable for five years. If the warrants are fully exercised, the Company will receive additional gross proceeds of approximately $3,970,714. The Company has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants for resale once the Company has

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Tarantella Completes Private Placement Transaction	2-2-2

complied with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shares and warrants may not be offered in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Exchange Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants or the common stock to be issued upon exercise of the warrants. The private placement was made by the Company in conjunction with selling agents, and any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

For Tarantella Investors:

This press release contains forward-looking statements. These forward-looking statements may be identified by use of terms such as “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “should” or “will”, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include statements about the Company’s use of the proceeds of the private placement and about regaining Exchange Act compliance. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the risk relating to the Company’s ability to manage the investment proceeds, the Company’s ability to complete the registration of the shares and warrant shares, the risk that the investors may never exercise their respective warrants, the risk that the Company may never regain compliance under the Exchange Act or may not achieve profitability, the value of any proceeds the Company may receive upon exercise of the private placement warrants, the risk that the private placement may constitute in a change of ownership of the Company under Internal Revenue Code Section 382, which could result in the limitation on or elimination of the use of net operating loss and credit carry forwards existing at the time of such change, and other risks detailed from time to time in Tarantella’s SEC filings, including forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. is a leading provider of purpose-built application access and deployment software to nearly 12,000 customer sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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